Exhibit 10.2
         Description of Arrangements Regarding Stock Ownership
                           By Officers

    The Human Resources Committee of the Board of Directors of Thermo Electron Corporation ("Thermo Electron") approved an arrangement whereby each officer of Thermo Electron is awarded a special annual bonus provided that neither the officer has not sold Thermo Electron shares beneficially owned by the officer for a period of three years. The bonus is equal to 10% percent of the officer's salary in the year of the award, and is payable upon the completion of the three-year holding requirement and annually thereafter, provided the officer continues to comply with the holding requirement. The arrangement may be altered or discontinued at any time by the Human Resources Committee of the Board of Directors of Thermo Electron.